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                                                                    EXHIBIT 10.1

                             MARKETING AGREEMENT

                              CITRUS WORLD, INC.


         THIS AGREEMENT, made as of the 1st day of September, 1994, between CITRUS WORLD, INC., a cooperative association organized under the laws of the State of Florida with its principal place of business at Lake Wales, Florida (hereinafter referred to as "Citrus World") and CONSOLIDATED-TOMOKA LAND CO. of LAKE PLACID, Florida (hereinafter referred to as "Member").

                             W I T N E S S E T H:

         WHEREAS, Citrus World owns and operates a citrus fruit canning, packaging, and processing plant at Lake Wales, Florida, as well as other facilities both within and without the State of Florida for the extraction, canning, and/or processing, warehousing, and marketing of processed citrus fruit products; and

         WHEREAS, Member is a member-stockholder of Citrus World and desires to arrange for the sale and delivery of citrus fruit to Citrus World for processing and marketing of the products derived therefrom.

         NOW, THEREFORE, in consideration of the premises and other valuable considerations, it is mutually agreed as follows:

         1.      Definitions. For the purposes of this Agreement:

                 (a) "Grower-Members" shall mean citrus fruit growers who are members of Member where Member is a cooperative association.





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                 (b)      "Non-Member Patrons" shall mean citrus fruit growers
                          who are not Grower-Members but who have agreed as of or prior to October 1, 1992, to sell fruit to Member (if a cooperative) for marketing; to allow pooling of such fruit on a cooperative basis; and to accept the pool proceeds (after deduction of all costs and expenses) as the total amount due for such fruit.

                 (c) "Growers" shall include both Grower-Members and Non-Member Patrons.

                 (d) "Committed Fruit" shall mean all citrus fruit from Member which is not packed as fresh fruit and which is either produced by Member itself or which, where Member is a cooperative association, is committed to Member by means of valid Grower Marketing Agreements.

                 (e) "Grower Marketing Agreements" shall mean valid agreements between Member if a cooperative and Member's Growers whereby each Grower will have agreed
                          (i) to sell and deliver citrus fruit to Member for marketing; (ii) that such fruit will be grown on specific groves the description of which has been furnished to Member; and (iii) that such agreements shall not be terminable except upon two years notice (subject, however, to the provisions of paragraph 17 hereof).

                 (f) "Limited Fruit" shall mean all citrus fruit from Member the quantity of which has been set, in terms of a specified number of boxes, by Citrus World's Board of Directors less an allowance, not to exceed five percent (5%) of such set quantity, to accommodate Member's fresh fruit packing house operations.

                 (g) "Grove Property" shall mean all planted grove properties owned or leased as of October 1, 1992 by Member, or by a Grower, the fruit from which will be Committed Fruit. Such properties may be comprised of actual producing groves or young groves not producing fruit as of October 1, 1992. Former groves destroyed by blight, disease or freeze that are to be replanted but which may not have been replanted as of October 1, 1992, may be included provided they are, in fact, replanted by September 1, 1995. But such acreage that is not planted shall not be eligible for replacement as provided in Paragraph 11 hereof.





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                 (h)      "Fruit Owned or Controlled by Member" shall include
                          all Committed Fruit and Limited Fruit, either or both.

                 (i) "Florida Citrus Season" means the period each year commencing on September 1 and ending on the following August 31.

         2. Delivery and Transfer of Title. Subject to the terms of this Agreement, Member agrees to deliver to Citrus World all Fruit Owned or Controlled by Member, and Member hereby assigns and transfers to Citrus World upon such delivery absolute title and ownership to all such fruit that is accepted by Citrus World. Member agrees to deliver the same to such place as Citrus World may direct and Member hereby warrants that Member will have good and lawful authority to sell and transfer said fruit at the time of such delivery and warrants title to said fruit against the lawful claims of all persons whomsoever.

         3. Estimate and Identity of Fruit. On or before October 1st of each year this Agreement is in effect, Member agrees to furnish to Citrus World the estimated quantity by varieties of Fruit Owned or Controlled by Member. In addition, Member shall at the same time clearly identify all Committed Fruit by delivering to Citrus World a list specifying the Grove Property (including the information specified in paragraph 4 below) from whence the same is to be harvested. And, except as provided in paragraph 10 hereof, Grove Property included in such list may not be removed therefrom except upon 2 years written notice to Citrus World. If applicable, Member will furnish at such time the varieties and quantities of Limited Fruit to be delivered to Citrus World pursuant to this Agreement, provided that any changes in the varieties of fruit and quantities thereof from that delivered during the previous Florida Citrus Season must be approved by Citrus World's Board of Directors, unless management determines a varietal change is beneficial to Citrus World.





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         4.      Records. So long as this agreement remains in effect, Member will maintain adequate records, and will furnish copies thereof to Citrus World, so as to be able to describe fully all Grove Properties listed by Member pursuant to paragraph 3 above, including acreage, block by variety, and the number and age of the trees in each block.

         5. Certificate of Compliance. Each year, within 30 days following the close of Member's fiscal year, Member will deliver to Citrus World a certificate of compliance in the form of Exhibit "A" attached hereto and made a part hereof signed by Member, and accompanied by an opinion of Member's independent auditor to be based on Member's records and in the form of Exhibit "B" also attached hereto and made a part hereof, attesting to the fact (a) that all fruit delivered by Member to Citrus World during the preceding Florida citrus season was in fact Fruit Owned or Controlled by Member as herein defined; and (b) that the total quantity of all such Fruit Owned or Controlled by member was in fact delivered to Citrus World by Member.

         6. Acceptance of Fruit by Citrus World. Subject to the provisions of paragraph 13 hereof, Citrus World shall accept for processing and marketing all Fruit Owned or Controlled by Member which is (a) included in the estimate made pursuant to paragraph 3 above and derived from the Grove Property designated pursuant to said paragraph; or (b) consists of Limited Fruit. However, Citrus World shall not accept any fruit which does not comprise fruit from the Grove Property specified or is in excess of the number of boxes of Limited Fruit, and no waiver of the provisions of this paragraph shall be valid unless approved by Citrus World's Board of Directors, Executive Committee or Marketing Committee.

         7. Purchase Price. Citrus World agrees to sell the product manufactured from fruit delivered by member hereunder, pooled with products manufactured from fruit delivered by other members or any other source, and to pay over ratably as the agreed purchase price



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due Member hereunder the net amount received from such sale, as final settlement in full to Member, less any and all advances to Member and less Citrus World's usual uniform and regular charges and expenses for handling and processing the fruit and from marketing the products therefrom including all commonly accepted business expenses and conventional reserves. Member further agrees to accept capital equity certificates or credits of the type and in the form authorized by the By-Laws of Citrus World as payment of that part of such purchase price which is equal to the retained amounts for capital purchases fixed by the Board of Directors of Citrus World.

         8. Advances. Citrus World agrees to make advances to Member upon the delivery of fruit to it as may from time to time be established by Citrus World's Board of Directors; however, Citrus World shall not be obligated to make any final settlement on account of such deliveries until the end of its fiscal year, or later at the discretion of its Board of Directors.

         9. Excess Fruit. Any and all fruit acquired by Member but which Member could not include in the estimate made pursuant to paragraph 3 above, shall first be offered to Citrus World for purchase on a cash or participation basis and Member agrees not to sell such fruit to others at a price lower than that offered by Citrus World, or on a participation basis upon terms less favorable than those offered by Citrus World.

         10. Diversion of Fruit. Member agrees it will not permit any citrus fruit now or hereafter comprising Fruit Owned or Controlled by Member to be delivered to any canning or processing plant other than those of Citrus World or designated by Citrus World during the period covered by this Agreement, except:


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                 (a)      Where a Grower or Member has made a bona fide sale or
                          transfer of ownership of all or part of a grove such that the fruit therefrom is no longer available to Member; or

                 (b) Where a Grower dies and such deceased Grower's heirs, administrators, or executors desire to withdraw the deceased Grower's groves such that the fruit therefrom is no longer available to Member; or

                 (c) Where the Board of Directors of Citrus World has permitted Member to make specified deliveries to others.

         11. Replacement of Grove Property. Whenever Member should occasion a reduction in Member's designated Grove Property pursuant to the provisions of paragraph 10(a) or (b) above, or due to the withdrawal of a Grower or for any other reason, then Member may replace such property, provided, however, that:

                 (a) Member has actually suffered a reduction in the amount of Member's Grove Property;

                 (b) the property to be replaced consists only of planted acreage;

                 (c) the replacement shall be completed within two (2) years from the date of the loss;

                 (d) Member will immediately notify Citrus World upon the making of any such replacement; and

                 (e) the varieties of citrus fruit grown on the replacement acreage shall be substantially the same as that grown on the lost property unless otherwise approved by Citrus World's Board of Directors.

All grove property added as replacement property pursuant to this paragraph shall be deemed to be Grove Property as herein defined and included in the properties identified pursuant to paragraph 3 hereof, but nothing herein shall be deemed or construed as modifying the two year notice requirement for the addition or removal of the replacement property or any other properties as set forth in said paragraph 3, nor the obligation of Member to deliver to Citrus

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World the quantities of fruit specified by Member in the then current estimate delivered by Member to Citrus World pursuant to said paragraph 3.


         12. Fruit Exchange. If for pooling considerations, or in the interest of Citrus World's plant efficiency, Fruit Owned or Controlled by Member is, with the knowledge and consent of Citrus World, exchanged for other fruit of like type and quality, then such exchange fruit shall nevertheless be deemed to be Fruit Owned or Controlled by Member for the purposes of this Agreement. Any such exchanges will be noted in the Certificate and opinion to be submitted by Member pursuant to paragraph 5 hereof.

         13. Origin and Rejection of Fruit. All fruit to be delivered by Member under this agreement shall consist only of fruit grown upon groves located within the State of Florida and such fruit, together with the horticultural practices used in growing and harvesting the same, shall conform in all respects to all applicable laws and regulations of the United States and the State of Florida. Citrus World may, at its option, reject any and all fruit that fails to pass State and/or Federal inspection or to conform with this Agreement, and any loss or additional cost Citrus World may suffer thereby shall be charged against Member.

         14. Increase in Grove Property Acreage or Amount of Fruit. The quantity of Member's Grove Property and/or the amount of fruit may be increased but only in the following manner:

                 (a) On or before June 1 of each year, Citrus World will consider an increase in the amount of Grove Property acreage and/or total quantity of fruit to be handled by it for the next ensuing Florida Citrus Season. Beginning September 1, 1994, should Citrus World determine to increase such acreage or fruit quantity then such increase will be allocated to the then current members of Citrus World in proportion to the total number of shares of A, B





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                          and C stock held by each such member as of the
                          preceding August 31.

                 (b) The quantity of Grove Property listed by Member pursuant to paragraph 3 may be increased or decreased whenever such change is to consist solely of grove properties that have been acquired by Citrus World Employee option holders exercise of their options.

         15. Liquidated Damages. Inasmuch as the remedy at law would be inadequate and inasmuch as it would be impracticable and extremely difficult to determine the actual damage resulting to Citrus World should Member fail to deliver fruit hereunder, regardless of the cause of such failure (except as provided in paragraph 18 hereof) Member hereby agrees to pay to Citrus World as liquidated damages for breach of this agreement for all fruit which Member has agreed to deliver hereunder but which Member has failed to deliver, the sum of Seven Hundred and Fifty Dollars ($750.00) per acre for each acre the fruit from which was not delivered in its entirety or Two Dollars ($2.00) per standard field box for all diverted fruit. Both parties agree that this Agreement is one of a series dependent for its true value upon the adherence by each and all of the contracting parties to each and all of the said agreements, but the cancellation of any other similar agreement or the failure of any of the parties thereto to comply with the same, shall not affect the validity of this Agreement.

         16. Attorney's Fees. If any action whatsoever by reason of breach or threatened breach of this Agreement is brought, the party that does not prevail shall pay all costs thereof, including reasonable attorneys fees expended or incurred in such proceedings.

         17. Term and Termination. This Agreement shall commence upon its execution by both parties and shall remain in effect until terminated by Member which may be accomplished only as of September 1st of any year and only by notifying Citrus World in writing at least two (2) years prior to the September 1st upon which such termination is to be





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effective. Provided, however, that Citrus World shall not be obligated to release Member from this Agreement as long as Member is indebted to Citrus World in any sum.

         18. Force Majeure. Neither party to this Agreement shall be liable for damages for failure to perform hereunder to the extent that performance by either of them is made impossible or delayed by Act of God, war, fire, equipment breakdown, strike, embargo, lockout, inability to obtain materials, supplies or transportation or any other cause beyond the control of either of said parties.

         19. Bylaws and Rules. The By-Laws of Citrus World now in existence and as hereafter amended, and all rules, regulations and orders promulgated by Citrus World from time to time shall be parts of this Agreement and binding upon the parties thereto.

         20. Right of Offset. Citrus World shall have the right to offset and deduct any sums that may become due to it from Member from amounts accruing to Member under this Agreement whether such indebtedness to Citrus World arises under this Agreement or otherwise.

         21. No Oral Agreement. The parties agree that there are no oral or other conditions, promises, covenants, representations or inducements in addition to or at variance with any of the terms hereof, and that this contract represents the voluntary and clear understanding of both parties fully and completely.

         22. Successors and Assigns. This Agreement shall inure to and be binding upon the successors, assigns and/or legal representatives of both of the parties hereto.



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         IN WITNESS WHEREOF, both parties have executed this agreement as of the day and year first above written by their duly authorized representatives.





Attest or Witness:




Patricia Lagoni                             CONSOLIDATED-TOMOKA LAND CO.
---------------
  Secretary




SEAL                                             By: Hugh J. Veley
                                                     -------------
                                                     V.P. Citrus



Attest or Witness:



David C. Ratha                              CITRUS WORLD, INC.
-------------------
Corporate Secretary



SEAL                                             By: F.M. Hunt
                                                     ---------





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                                 CITRUS WORLD
                     1994-95 UNIFORM MARKETING AGREEMENT

                                 EXHIBIT "A"




                          CERTIFICATE OF COMPLIANCE

         To the best of our knowledge and belief, the undersigned member of Citrus World hereby certifies (a) that all fruit delivered to Citrus World by the undersigned during the 1994-1995 Florida Citrus Season consisted of Fruit Owned or Controlled by the undersigned as such terms are defined in Paragraph 1 of the Citrus World Uniform Marketing Agreement; and (b) that the total quantity of such fruit has been delivered to Citrus World in accordance with Paragraph 2 of said Agreement.




                                             CONSOLIDATED-TOMOKA LAND CO.

                                             By:
                                                 -------------------------

                                             Date
                                                 -------------------------





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                                 CITRUS WORLD
                     1994-95 UNIFORM MARKETING AGREEMENT

                                 EXHIBIT "B"




                 CERTIFICATE OF MEMBER'S INDEPENDENT AUDITOR

         We have examined the accompanying Certificate of Compliance with the Citrus World Marketing Agreement, Paragraphs 1 and 2, for the 1994-1995 Florida Citrus Season as executed by Consolidated-Tomoka Land Co. (hereinafter referred to as "Member.") Our examination was made in accordance with standards established by the American Institute of Certified Public Accounts and, accordingly, included such procedures as we considered necessary in the circumstances.

         In our opinion, based upon the books and records of Member, the Certificate of Compliance referred to above correctly reflects compliance by Member with the criteria established in the Citrus World Marketing Agreement, Paragraphs 1 and 2.




                                             ---------------------------------
                                             Auditor

                                             By:
                                                 -----------------------------

                                             Date
                                                 -----------------------------





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